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                                                                    EXHIBIT 99.1


                                                              Michael A. Piraino
                                                         Chief Financial Officer
                                                         (714)752-9111, ext. 146


                 DATA PROCESSING RESOURCES CORPORATION ACQUIRES
                OMAHA BASED INFORMATION TECHNOLOGY STAFFING FIRM
                              FOR $12.850 MILLION

                                     ------

                              Two Facilities Added


    NEWPORT BEACH, CALIFORNIA - July 2, 1996 - Data Processing Resources Corporation (Nasdaq:DPRC) today announced that it has acquired the information technology staffing business of Nebraska - based ADD Consulting, Inc. (ADD). The acquisition expands DPRC's branch network by two locations.

         Under the terms of the agreement, the purchase price was $12,850,000, consisting of $8,785,000 in cash, 152,121 shares of restricted DPRC common stock valued at $3,765,000 (computed using an average closing price of DPRC's stock for five business days preceding the signing of the definitive purchase agreement) and a deferred payment of $300,000. The transaction has been approved by each company's board of directors.

         ADD, which operates under the name Applications Design and Development, currently operates two branch facilities, one in Omaha, Nebraska and the other in Overland Park, Kansas. An additional branch location is planned to be opened in Des Moines, Iowa before the end of the calendar year. ADD's revenues for the twelve months ended April 30, 1996 were approximately $13,000,000. The business has been profitable since inception and currently employs approximately 170 full-time salaried consultants serving six states. The acquisition was accretive to DPRC's pro forma net earnings on a twelve months trailing basis.



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         David M. Connell, President and Chief Operating Officer, stated, "We have taken some time since the initial public offering to select an IT staffing firm which shares our culture and business characteristics. ADD has met each and every one of our acquisition criteria which includes cultural fit, quality consultant staff, loyal and diverse customer base and strong historical financial performance."

         Mr. Connell added, "Gerald R. Ladd, ADD's President and Chief Executive Officer, will remain with the organization under the terms of a three-year employment agreement". Mr. Gerald R. Ladd, said "We are looking forward to working with the senior management of DPRC as they expand their business into the Midwest."

         Data Processing Resources Corporation provides information technology staffing services to a diverse group of corporate clients through a database of highly qualified technical consultants. DPRC's company and services information will soon be available via the Internet's World Wide Web at http://www.dprc.com.